Exhibit 24
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tae Heum Jeong, a true and lawful attorney-in-fact and agent, with full power to him (including the full power of substitution and resubstitution), to sign for him or her and in his or her name, place and stead, in the capacity or capacities set forth below, (1) the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 to be filed by Rexahn Pharmaceuticals, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (2) any amendments to the foregoing Annual Report, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Chang H. Ahn Chang H. Ahn	Chairman and Chief Executive Officer	March 29, 2007
/s/ Tae Heum Jeong Tae Heum Jeong	Chief Financial Officer, Secretary and Director	March 28, 2007
/s/ Young Soon Park Young-Soon Park	Director	March 29, 2007
/s/David McIntosh David McIntosh	Director	March 28, 2007
/s/ Charles Beever Charles Beever	Director	March 30, 2007
/s/ Kwang Soo Cheong Kwang Soo Cheong	Director	March 29, 2007
/s/ Y. Michele Kang Y. Michele Kang	Director	March 30, 2007